LAURUS MASTER FUND, LTD.
                       c/o Laurus Capital Management, LLC
                          825 Third Avenue, 14th Floor
                               New York, NY 10022




                                                February 28, 2007


Tarpon Industries, Inc.
2420 Wills Street
Marysville, MI 48040


Attention:  Mr. James W. Bradshaw, CEO


Re:  Debt Restructuring

Ladies and Gentlemen:

     Reference is hereby made to that certain Secured Convertible Term Note, dated as of December 13, 2005, by the Tarpon Industries, Inc. (the "Company" or "TPO") in favor of Purchaser in the aggregate principal amount of $6,000,000 (as amended, modified or supplemented from time to time, the "Note") issued pursuant to the terms of the Securities Purchase Agreement, dated as of December 13, 2005, between the Company and the Purchaser (as amended, modified or supplemented from time to time, the "Purchase Agreement" and, together with the Note and the other Related Documents referred to in the Purchase Agreement, the "Loan Documents"). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

     You have informed Laurus Master Fund, Ltd., a Cayman Islands company ("Laurus"), that you are presently considering entering into a series of three separate equity financing transactions to be completed no later than July 1, 2007 pursuant to which you plan to raise an minimum of $6,500,000 (collectively, the "Transaction") to be consummated in such amounts and on such timetable as follows:

1. TPO shall have raised and received a minimum of $1,500,000 of equity in a form substantially similar to the recent January 2007 capital raise on or about March 1, 2007, but no later than March 9, 2007 ("Raise 1").

2. TPO shall have raised and received a minimum of an additional $1,000,000 of equity in a form substantially similar to the recent January 2007 capital raise on or about March 16, 2007, but no later than March 28, 2007 ("Raise 2").

3. TPO shall raise and receive a minimum of $4,000,000 of additional equity as part of a formal underwritten equity offering on or about June 15, 2007, but no later than July 1, 2007 ("Raise 3").


     TPO shall obtain the prior written approval from its existing senior lender, LaSalle Bank, to permit payments set forth below to be made to Laurus upon the consummation of each of Raise 1, Raise 2 and Raise 3 respectively (collectively, the "Agreed Payments") as well as the Reset Amortization Payments going forward. The Company hereby agrees to pay Laurus the Agreed Payments in the amounts and on such timetable as set forth below:

1. TPO shall pay Laurus $125,000 simultaneous to Raise 1 completion which shall be applied to past due interest.

2. TPO shall pay Laurus a total of $375,000 simultaneous to Raise 2 completion of which $125,000 shall be applied to past due interest and $250,000 which shall be applied to past due principal.

3. March interest (estimated to be $50,000) shall be paid in full no later than April 1, 2007

4. Interest on the Note shall be payable monthly on a going forward basis, consistent with the existing documents.

5. TPO shall pay Laurus 17.5% of any gross closing amounts in excess of $1.0mm from Raise 2.

6. TPO shall pay Laurus 33.0% of gross closing proceeds from Raise 3 to be applied first to past due principal.

     Upon the consummation of Raise 2 and Laurus' receipt of all Agreed Payments, Laurus shall agree to convert such portion of the existing Note, subject to the 4.99% blocker, at the price used in Raise 2, and waive all existing default fees and default interest on the Note (the "Default Charges"), and waive all then existing defaults under the Note as of such date, including defaults related to debt of the Company held by others, in their entirety. Simultaneously with the consummation of Raise 3 completion and subject to satisfaction of all other conditions hereof, Laurus will agree to: i) extend the maturity date of the Note to a date that is 3 years from the date of the consummation of Raise 3; ii) reset the amortization schedule of the Note for such extended period to a 5 year amortization schedule (the "Reset Amortization Payments") ; iii) amend the default interest rate on the Note to a 12% per annum rate; and iv) reset the blocker to 9.99%. All monthly principal amortization specified in the Note shall be suspended until the outside date for Raise 3, and if Raise 3 is accomplished, the same shall become part of the restructured amortization described in ii) above.

     Laurus and TPO hereby agree that (a) if each of the terms and conditions contained herein (other than immaterial matters) are not satisfied in full to Laurus' reasonable satisfaction, or (b) if a minimum of $1,700,000 of principal on the Note is not paid down in calendar year 2007, an amount equal to the Default Charges waived under the preceding paragraph shall be added to the principal amount of the Note on January 1, 2008.

     You fully understand that neither this letter, nor any proposal letter or term sheet contemplating a restructuring of the Note constitutes a commitment on the part of, or engagement of, Laurus or any of its affiliates to provide, arrange, place, underwrite and/or participate in any fund raising, and that Laurus and its affiliates are under no obligation to provide any such commitment or engagement for the raising of funds and (ii) Laurus cannot make any commitments on behalf of any of its affiliates relating to fund raising.

     This letter is issued for your benefit only and no other person or entity may rely hereon. Laurus shall not be responsible or liable to you or any other person for any damages that may be alleged as a result of this letter (or any such proposal letter or term sheet).

     We understand that this letter is required to be filed with a report on Form 8-K of the Company.

     To induce Laurus to issue this letter and to consummate the transactions contemplated hereby, you hereby agree that all fees and expenses (including the reasonable fees and expenses of counsel and consultants) of Laurus and its affiliates arising in connection with this letter and in connection with the Transaction and other transactions described herein (including in connection with our due diligence efforts) shall be for your account (and that you shall from time to time upon request from Laurus reimburse it and its affiliates for all such fees and expenses paid by them), whether or not the Transaction is consummated or the Debt Financing is made available or definitive documentation is executed.

     In order to comply with the USA Patriot Act, Laurus must obtain, verify and record information that identifies each entity (or individual) that enters into a business relationship with Laurus. As a result, in addition to your corporate name and address, Laurus will obtain your corporate tax identification number and certain other information. Laurus may also request relevant corporate resolutions and other identifying documents.

                                   *   *   *

                                            Very truly yours,


                                            LAURUS MASTER FUND, LTD.


                                            By:______________________________
                                                Name:
                                                Title:




Tarpon Industries, Inc.

By:____________________________
Name:  James W. Bradshaw
Title: Chief Executive Officer